Exhibit 99.2

11500 Ash Street

Leawood, Kansas 66211

November 8, 2018

CFO Commentary on

Third Quarter 2018 Financial Results

Financial Information

Reconciliations and definitions of non-GAAP financial measures (Adjusted EBITDA, Adjusted EBITDA Margin and constant currency amounts) are provided in the financial schedules included below and in our financial tables that accompany our third quarter 2018 earnings press release issued November 8, 2018 and available at http://investor.amctheatres.com.

Additional information detailing select unaudited pro forma financial data for the three and nine months ended September 30, 2017 and September 30, 2018 is included below in this CFO commentary which has been published in the investor relations section of AMC’s website located at http://investor.amctheatres.com and furnished with the SEC on Form 8-K dated August 1, 2018. The Company believes the pro forma information provides a more comparable view of its results relative to prior periods. The select unaudited pro forma data for the nine-month period ended September 30, 2017 combines the historical financial data of AMC and Nordic, giving effect to the acquisition, financings and theatre divestitures related to our acquisition of Carmike Cinemas, Inc. (“Carmike”) as if they had been completed on January 1, 2017.  The pro forma data for the nine-month period ended September 30, 2017 also removes the non-recurring direct incremental costs of the Odeon acquisition, the Carmike acquisition and the Nordic acquisition. The unaudited proforma data for the three-month period ended September 30, 2017 removes the non-recurring direct incremental costs of the Odeon acquisition, the Carmike acquisition and the Nordic acquisition. The historical consolidated financial information for Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Please refer to the August 1, 2017 Form 8-K and 8-K/A on December 4, 2017 for additional information on pro forma financial statement adjustments.

Additional constant currency information adjusting unaudited historical financial data for the three and nine months ended September 30, 2018 using average monthly currency rates from the three and nine months ended September 30, 2017 is also presented for comparative purposes.

Conference Call

The Company will host a conference call on Thursday, November 8, 2018, at 4:00 p.m. CST/5:00 p.m. EST to review results for the third quarter ended September 30, 2018.

To listen to the call, please dial (877) 407-3982 in the U.S. or (201) 493-6780 outside the U.S. You may also listen to the conference call via the internet by visiting the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register and/or download and install any necessary audio software.

Third quarter ended September 30, 2018

U.S. Industry Box Office: The third quarter of 2018 continued the trend in 2018 of exceeding expectations, generating $2.7 billion and growing 5.5% compared to the same quarter a year ago.  The quarter started out strong as two holdover films from the second quarter, INCREDIBLES 2 and JURASSIC WORLD: FALLEN KINGDOM, finished in the top five grossing movies for the third quarter. Leading the charge for the third quarter were MISSION IMPOSSIBLE – FALLOUT followed by ANT-MAN AND THE WASP and rounding out the top five was surprise hit CRAZY RICH ASIANS.

There was impressive box office depth this quarter, as all top ten films grossed over $100 million, compared to seven films in the prior year period, and films outside the top ten were up nearly 23%.  Offsetting this strength was a decline in premium formats, including IMAX grosses down nearly 23% and 3D grosses off nearly 27%.  The quarter did finish on a strong note as September was the second highest grossing September ever behind only September last year.

Consolidated Results

Compared to the third quarter of 2017, consolidated admissions revenues for the quarter declined 0.3% to $751.4 million while food and beverage revenues grew 6.5% to $384.8 million and other theatre revenues grew 33.5% to $85.2 million. Consolidated total revenues grew 3.6% in the third quarter to $1,221.4 million.

Consolidated net loss for the third quarter increased $57.7 million to $100.4 million compared to a net loss of $42.7 million in the same quarter a year ago. Included in the loss for the third quarter ended September 30, 2018 was $54.1 million of expense as a result of an increase in fair value of our derivative liability related to the conversion feature for the SilverLake convertible notes due 2024, an increase in general and administrative costs of $22.4 million related to merger costs and bonus and stock-based compensation expense due to improved operating performance, a $28.9 million gain on the sale of AMC’s remaining investment in National CineMedia, LLC. (“NCM”), and a gain on the Screenvision merger of $30.1 million.  Included in the net loss for the third quarter of 2017 is a $17.0 million gain on the sale of Open Road.  Our provision for income taxes increased $28.7 million due primarily to the valuation allowance recorded in the fourth quarter of 2017. Consolidated net earnings margin for the third quarter was (8.2%) compared to (3.6%) in the third quarter of 2017. Consolidated diluted loss per share increased $0.49 to a loss of $0.82 per share compared to a loss of $0.33 per share for the same period a year ago.

Consolidated Adjusted EBITDA for the third quarter declined 3.4% to $142.4 million and Adjusted EBITDA margin decreased to 11.7% from 12.5% in the year ago period.  Included in Consolidated Adjusted EBITDA for the third quarter ended September 30, 2017 is approximately $7.3 million of benefit from general and administrative credits related to incentive compensation and non-recurring NCM cash distributions. Adjusted EBITDA was negatively impacted by approximately $6.9 million due to the launch of the AMC Stubs A-List loyalty tier and is in-line with expectations.

2018 Consolidated Historical Results vs. 2017 Consolidated Pro Forma Results

To provide greater transparency and more relevant year-over-year comparisons, we have included pro forma financial data in the tables section of this CFO commentary. The select unaudited pro forma data for the three months ended September 30, 2017 removes the non-recurring direct incremental costs of the Odeon acquisition, the Carmike acquisition and the Nordic acquisition. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Please refer to the August 1, 2017 Form 8-K and 8-K/A on December 4, 2017 for additional information on pro forma financial statement adjustments.

Compared to the pro forma third quarter of 2017, third quarter 2018 consolidated total revenues increased 3.6% (increased 4.3% on a constant currency basis) and were comprised of a 0.3% decline (increased 0.4% on a constant currency basis) in admissions revenues, a 6.5% increase (increased 6.9% on a constant currency basis) in food and beverage revenues, and a 33.5% increase (increased 35.1% on a constant currency basis) in other theatre revenues.

Consolidated net loss for the third quarter increased $61.8 million to $100.4 million (increased $61.5 million to $100.1 million on a constant currency basis) compared to the pro forma results in the same quarter last year.

Consolidated Adjusted EBITDA for the third quarter declined 3.4% to $142.4 million (2.4% decline to $143.8 million on a constant currency basis) and Consolidated Adjusted EBITDA margin decreased 80 basis points to 11.7% compared to the same pro forma period a year ago.

2018 U.S. Segment Historical Results vs. 2017 U.S. Segment Pro Forma Results

Compared to the pro forma U.S. segment third quarter of 2017, third quarter 2018 total U.S. revenues increased 5.9% to $895.6 million and were comprised of a 1.4% increase in admissions revenue to $539.0 million, an 8.3% increase in food and beverage revenues to $301.4 million, and a 54.6% increase in other theatre revenues to $55.2 million.  In the third quarter, AMC outperformed the industry by more than 400 basis points on an attendance per screen basis and underperformed the industry by approximately 200 basis points on an admissions revenue per screen basis.  Taking into account the impact of the AMC Stub’s A-List loyalty program, and the decline in IMAX and 3D related attendance, AMC performed in-line with the industry.

Total U.S. attendance increased 8.6% to 58.9 million while average ticket price for the quarter decreased 6.6% to $9.15 compared to the pro forma results in the same quarter a year ago. The decline in average ticket price was primarily due to discounted pricing for our AMC Stubs members, increased attendance from our A-list loyalty program, and declines in IMAX and 3D related attendance.

Food and beverage revenue per patron remained nearly unchanged, declining just $0.02 to $5.11 compared to the third quarter last year.  As expected, strong attendance growth from our AMC Stubs members, including A-List, produced a lower food and beverage per patron rate, yet third quarter food and beverage gross profit increased nearly 9%.  Our guests continue to enjoy our diverse array of enhanced food and beverage offerings as we roll out menu innovations, including our Feature Fare menu that is now available at nearly 350 theatres.  Our U.S. food and beverage gross margin for the quarter increased 20 basis points to 85.4%, while U.S. food and beverage gross profit per patron remained unchanged.

At quarter-end we operated 28 dine-in-theatres and served alcohol at 330 locations.

U.S. other revenues saw a 54.6% increase to $55.2 million compared to the prior year’s pro forma quarter. Included in other revenues is approximately $10.3 million of revenue related to a change in revenue recognition as a result of adopting ASC 606.

AMC’s U.S. film exhibition costs increased 7.4% to $289.0 million compared to last year’s pro forma results, representing 53.6% of admissions revenue as compared to 50.6% in the same quarter a year ago primarily due to a combination of strong box office and higher attendance from A-List. AMC continues to incur film exhibition expense on each ticket presented for admission, but the revenue associated with increased A-List attendance does not currently offset the increase in film exhibition expense.  The increase in film exhibition costs as a percentage of admissions revenue is within our expectations.

U.S. operating expenses for the quarter increased 3.9% to $283.5 million compared to last year’s pro forma results and represented 31.7% of revenues, a 60-basis point improvement compared to 32.3% in the same pro forma period a year ago. Included in U.S. operating expenses for the quarter is approximately $5.3 million of expense related to the adoption of ASC 606.  U.S. operating expenses for the 2018 third quarter and 2017 pro forma period also include $3.7 million and $3.9 million, respectively, of certain operating expenses that are excluded from our calculation of Adjusted EBITDA, and excluding these certain operating expenses from both periods, adjusted operating expenses for the third quarter increased 4.0% to $279.8 million, and represented 31.2% of revenues, a 60-basis point decrease from the prior year pro forma period. We are disclosing adjusted operating expenses because we believe they are more indicative of our ongoing performance.

U.S. rent expense for the third quarter increased 2.6% to $152.1 million, on roughly 0.4% fewer average screens.

U.S. depreciation and amortization decreased 4.8% to $94.2 million in the third quarter compared to the same pro forma period last year.  The decrease is primarily due to the prior year impairment charges and adjustments to the estimated fair value of property related to the Carmike acquisition.  We will continue to evaluate the useful lives of our theatres and expect annual depreciation and amortization expense for 2018 to be between $530 and $540 million on a consolidated basis.

U.S. net loss for the third quarter was $84.5 million compared to a net loss of $34.7 million in the same pro forma period a year ago.  Included in the loss for the third quarter ended September 30, 2018 was $54.1 million of expense as a result of an increase in fair value of our derivative liability related to the conversion feature for the SilverLake convertible notes due 2024, an increase in general and administrative costs of $16.1million related to merger costs and bonus and stock-based compensation expense due to improved operating performance, a $28.9 million gain on the sale of AMC’s remaining investment in NCM, and a gain on the Screenvision merger of $30.1 million.  Included in the net loss for the third quarter of 2017 is a $17.0 million gain on the sale of Open Road.  Our provision for income taxes increased $29.6 million due primarily to the valuation allowance recorded in the fourth quarter of 2017.

U.S. Adjusted EBITDA for the quarter decreased 2.4% to $105.0 million compared to the pro forma third quarter last year, as U.S. adjusted EBITDA margins decreased 100 basis points to 11.7%.  Included in Adjusted EBITDA for the third quarter ended September 30, 2018 is approximately $3.9 million of impact related to salaries and wages related to bonuses and a $3.4 million decline in cash distributions from non-consolidated entities. Adjusted EBITDA was negatively impacted by approximately $6.9 million due to the launch of the AMC Stubs A-List loyalty tier, which is in-line with our expectations.  Excluding the $14.2 million impact from the items mentioned above, Adjusted EBITDA grew 11.5% and Adjusted EBITDA margins increased 96 basis points to 12.8%.

International Industry Box Office: The third quarter international industry box office did not fare as well as the domestic box office, as we saw mixed results, with the countries served by Odeon’s theatres seeing a 3.5% decline, on a constant currency basis, while the countries served by Nordic witnessed a 17.3% increase, on a constant currency basis, compared to the same period in 2017.

With a popular FIFA World Cup rolling into July that included play from England and Sweden and strong domestic holdover films from the second quarter not resonating as well in Europe, it was a challenging quarter for the industry.  Despite playing particularly well in the UK and Ireland, Sweden and Norway, MAMMA MIA! HERE WE GO AGAIN couldn’t match the strength of DUNKIRK and DESPICABLE ME 3 last year. We did see better family friendly product in most countries with INCREDIBLES 2 and HOTEL TRANSYLVANIA 3, and we believe MARY POPPINS RETURNS and RALPH BREAKS THE INTERNET will continue that trend in the fourth quarter.

2018 International Historical Segment Results vs. 2017 International Historical Segment Results

Compared to the third quarter of 2017, third quarter total international revenues decreased 2.2% to $325.8 million (increased 0.1% to $333.4 million on a constant currency basis), and were comprised of a 4.2% decline in admissions revenue to $212.4 million (decreased 2.0% to $217.3 million on a constant currency basis), a 0.4% increase in food and beverage revenues to $83.4 million (increased 2.4% to $85.1 million on a constant currency basis), and a 6.8% increase in other theatre revenues to $30.0 million (increased 10.3% to $31.0 million on a constant currency basis).

Total international attendance decreased 5.8% to 23.8 million and average ticket price for the quarter increased 1.6% to $8.95 (increased 4.0% to $9.16 on a constant currency basis). Odeon’s strategic pricing increases partially offset by deteriorations in foreign currency translation rates helped drive the increase in average ticket price.  Attendance was affected by a weaker movie slate this year including the impacts of the FIFA World Cup and weather, as well as the impact from screen closures from recliner renovations and increased competition.

International food and beverage revenue per patron increased 6.4% to $3.51 (increased 8.8% to $3.59 on a constant currency basis) while international food and beverage gross margin for the quarter declined 10 basis points to 76.4%.

AMC’s international film exhibition costs for the quarter declined 6.0% to $89.8 million (decreased 3.8% to $92.0 million on a constant currency basis), representing 42.3% of admissions revenue and a 80-basis point decrease compared to last year. These results are consistent with the film concentration of the top international titles and local content this year versus last year.

International operating expense for the quarter was up 6.1% to $117.0 million (increased 8.9% to $120.1 million on a constant currency basis) compared to last year and represented 35.9% of revenues as compared to 33.1% in the same period a year ago. International operating expenses for the 2018 third quarter and 2017 period include $3.0 million ($3.0 million on a constant currency basis) and ($0.2) million, respectively, of certain operating expenses that are excluded from our calculation of Adjusted EBITDA. Excluding these costs from both periods, adjusted operating expenses for the third quarter increased 3.5% to $114.0 million (increased 6.4% to $117.1 million on a constant currency basis) and represented 35.0% of revenues, as compared to 33.1% from the prior year period. We are disclosing adjusted operating expenses because we believe they are more indicative of our ongoing performance.

International rent expense for the third quarter declined 1.7% to $51.6 million (increased 0.2% to $52.6 million on a constant currency basis).

International depreciation and amortization declined 0.8% to $36.0 million (increased 1.1% to $36.7 million on a constant currency basis) in the third quarter compared to the same period last year.

International net loss for the third quarter increased $12.0 million to $15.9 million (increased $11.7 million to $15.6 million on a constant currency basis), compared to the same period a year ago.

International Adjusted EBITDA for the third quarter decreased 6.0% to $37.4 million (decreased 2.5% to $38.8 million on a constant currency basis) compared to the third quarter last year. International Adjusted EBITDA margins decreased 50 basis points to 11.5%. As we continue to integrate the Odeon circuit, deploy initiatives and manage expenses, we are confident that Adjusted EBITDA and Adjusted EBITDA margins have the potential for improvement.

AMC Screens

During the third quarter of 2018, we opened one new theatre with a total of 6 screens and acquired one theatre with 8 screens. We permanently closed 43 screens, temporarily closed 192 screens and reopened 204 screens to implement our strategy and install consumer experience upgrades. As of September 30, 2018, we owned or operated 1,002 theatres with 10,971 screens across 16 countries.

Capital Expenditures

Total gross capital expenditures for the quarter ended September 30, 2018 were $133.8 million and after $27.8 million of landlord contributions yielded net capital expenditures of $106.0 million. Recliner renovations accounted for the majority of the capital expenditures in the third quarter.

We expect gross capital expenditures for 2018 to total approximately $600 million to $640 million, with landlords contributing approximately $140 million to $150 million, resulting in a net cash outlay of approximately $450 to $500 million.

Balance Sheet

With respect to the balance sheet, we finished the third quarter with $333.3 million in cash and cash equivalents and a total debt balance of approximately $5.4 billion, including capital and financing lease obligations.

As of September 30, 2018, we were in compliance with all debt covenants.

Convertible Notes

On September 14, 2018, AMC issued $600 million of 2.95% Senior Unsecured Convertible Notes (“Convertible Notes”) due September 15, 2024.  The Company used the net proceeds from the sale of the Convertible Notes to repurchase and retire 24,057,143 shares of Class B common stock held by Wanda for $17.50 per share or approximately $421.0 million, associated legal fees of $1.9 million and to pay a special dividend of $1.55 per share of Class A common stock and Class B common stock, or approximately $160.5 million on September 28, 2018 to shareholders of record on September 25, 2018.

In accounting for the Convertible Notes, the Company bifurcated the conversion feature from the principal balance of the Convertible Notes as a derivative liability.  The derivative liability on September 14, 2018 of $90.4 million is offset by a discount to the principal balance and is amortized to interest expense at an effective rate of 5.98% over the term of the Convertible Notes. The derivative liability is remeasured at fair value each reporting period with changes in fair value recorded in the consolidated statement of operations as other expense or income. For the three months ended September 30, 2018, this resulted in a charge of $54.1 million. The if-converted value of the Convertible Notes due 2024 exceeded the principal balance by approximately $49.1 million as of September 30, 2018 based on the closing price per share of the Company’s common stock of $20.50 per share.

Dividends

Consistent with our plans to augment shareholder returns through the return of capital, AMC’s Board of Directors, at its regular board meeting on November 1, 2018, authorized the nineteenth consecutive quarterly dividend of $0.20 per share, payable on December 26, 2018, to holders of record on December 10, 2018.

On September 28, 2018, AMC paid a special dividend of $1.55 per share of Class A Common stock and Class B Common stock to shareholders of record as of September 25, 2018.

Since our IPO on December 18, 2013, AMC has returned more than $558 million to shareholders in the form of dividends or dividend equivalents and has repurchased shares of Class A and Class B common stock totaling $478.7 million

Share Repurchases

On August 3, 2017, we announced that our Board of Directors had approved a $100.0 million share repurchase program to repurchase our Class A common stock until mid-August 2019.

Repurchases may be made at management's discretion from time to time through open market transactions including block purchases, through privately negotiated transactions, or otherwise until mid-August 2019 in accordance with all applicable securities laws and regulations. The extent to which AMC repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including liquidity, capital needs of the business, market conditions, regulatory requirements and other corporate considerations, as determined by AMC’s management team. Repurchases may be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when our management might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate us to repurchase any minimum dollar amount or number of shares and may be suspended for periods or discontinued at any time.

During the nine months ended September 30, 2018, we have repurchased 500,000 shares of Class A common stock at a cost of $8.2 million. From the inception of this share repurchase program, through the quarter ended September 30, 2018, we repurchased 3,695,856 shares of Class A common stock at a cost of $55.8 million.

On September 14, 2018, using a portion of the proceeds from the $600 million 2.95% Senior Unsecured Convertible Notes due 2024, AMC repurchased and canceled 24,057,143 Class B Common stock held by Wanda, at a cost of $421.0 million.

In the past 12 months, AMC has repurchased a total of 26.7 million shares of Class A Common and Class B Common stock.

Odeon Public Offering Consideration

For several quarters AMC has been evaluating the prospects of a European public offering for Odeon.  Due to market conditions, management has decided that a European public offering for Odeon would not be in the best interest of shareholders at this time.

As a result, the consolidated results for the third quarter ended September 30, 2018 include a charge for the write-off of approximately $8.0 million of deferred charges related to the proposed public offering of Odeon.  This charge is accounted for in the “Merger, acquisition and transaction costs” line item of the income statement.

ASC 842 Lease Accounting Change

The Company plans to adopt the FASB issued guidance related to lease accounting (ASC 842) on January 1, 2019. The new standard establishes a right-of-use model (“ROU”) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

While this standard will have no cash impact, the Company expects that this standard will have a material effect on its GAAP consolidated financial statements. The company is continuing to assess the effect of adoption and will provide additional guidance in the coming months.

Please see the Quarterly Report on Form 10-Q filed with the SEC on November 8, 2018 for additional details.

Website Information

This CFO Commentary, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

Forward-Looking Statements

This CFO Commentary includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; AMC’s ability to execute cost-cutting and revenue enhancement initiatives; box office performance; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; the performance of AMC’s non-consolidated entities; international economic, political, regulatory and other risks; risks and uncertainties relating to AMC’s significant indebtedness; limitations on the availability of capital; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability or valuation allowances taken with respect to deferred tax assets; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability including costs associated with recently filed class action lawsuits; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 1, 2018, and the Quarterly Report on Form 10-Q filed with the SEC on November 8, 2018, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(tables follow)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin:

(dollars in millions) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net loss	$(100.4)	$(42.7)	$(60.5)	$(210.8)
Plus:
Income tax provision (benefit)	11.1	(17.6)	13.2	(136.4)
Interest expense	84.0	71.4	248.9	203.4
Depreciation and amortization	130.2	135.2	398.4	393.9
Certain operating expenses (2)	6.6	3.7	16.2	12.5
Equity in (earnings) loss of non-consolidated entities (3)	(70.0)	1.8	(74.0)	199.1
Cash distributions from non-consolidated entities(4)	3.1	6.5	30.9	33.1
Attributable EBITDA (5)	2.1	0.8	3.7	1.8
Investment income	(0.7)	(16.6)	(7.4)	(21.6)
Other expense (income) (6)	54.1	(0.6)	57.7	(1.8)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	18.1	5.6	27.1	57.2
Stock-based compensation expense (income) (8)	4.2	(0.1)	10.9	3.9
Adjusted EBITDA(1)	$142.4	$147.4	$665.1	$534.3
Adjusted EBITDA Margin(1)	11.7%	12.5%	16.4%	14.6%
Total revenues	$1,221.4	$1,178.7	$4,047.5	$3,662.4
Net loss margin (9)	-8.2%	-3.6%	-1.5%	-5.8%

Select historical and pro forma financial data:

 Three Months Ended September 30, 2018 and Three Months Ended September 30, 2017:

(dollars in millions),  (unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2018			September 30, 2017
	Actual			Pro Forma (10)
	US	International	Total	US	International	Total
Revenues
Admissions	$539.0	$212.4	$751.4	$531.7	$221.8	$753.5
Food and beverage	301.4	83.4	384.8	278.3	83.1	361.4
Other theatre	55.2	30.0	85.2	35.7	28.1	63.8
Total revenues	895.6	325.8	1,221.4	845.7	333.0	1,178.7

Operating costs and expenses
Film exhibition costs	289.0	89.8	378.8	269.2	95.6	364.8
Food and beverage costs	43.9	19.7	63.6	41.2	19.5	60.7
Operating expense	283.5	117.0	400.5	272.9	110.3	383.2
Rent	152.1	51.6	203.7	148.2	52.5	200.7
General and administrative:
Merger, acquisition and transaction costs	9.0	9.1	18.1	0.1	—	0.1
Other	31.7	16.7	48.4	16.9	15.9	32.8
Depreciation and amortization	94.2	36.0	130.2	98.9	36.3	135.2
Operating costs and expenses	903.4	339.9	1,243.3	847.4	330.1	1,177.5
Operating income (loss)	(7.8)	(14.1)	(21.9)	(1.7)	2.9	1.2
Other expense (income)	54.6	(0.5)	54.1	(0.4)	(0.2)	(0.6)
Interest expense	67.8	5.9	73.7	65.3	6.1	71.4
Non-cash NCM exhibitor service agreement	10.3	—	10.3	—	—	—
Equity in (earnings) loss of non-consolidated entities	(67.4)	(2.6)	(70.0)	2.6	(0.8)	1.8
Investment (income) expense	(0.7)	—	(0.7)	(17.0)	0.4	(16.6)
Total other expense	64.6	2.8	67.4	50.5	5.5	56.0
Loss before income taxes	(72.4)	(16.9)	(89.3)	(52.2)	(2.6)	(54.8)
Income tax provision (benefit)	12.1	(1.0)	11.1	(17.5)	1.3	(16.2)
Net loss	$(84.5)	$(15.9)	$(100.4)	$(34.7)	$(3.9)	$(38.6)

Attendance	58,935	23,727	82,662	54,269	25,182	79,451
Average Screens	7,992	2,634	10,626	8,028	2,679	10,707
Average Ticket Price	$9.15	$8.95	$9.09	$9.80	$8.81	$9.48

The select unaudited pro forma data for the three-month period ended September 30,  2017 removes the non-recurring direct incremental costs of the Odeon acquisition, the Carmike acquisition and the Nordic acquisition. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisition occurred on the date indicated. Reconciliations of the pro forma information to our historical financial information are provided in the tables below titled “Unaudited Pro Form Condensed Combined Financial Information.” Please refer to the August 1, 2017 Form 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Reconciliation of pro forma Adjusted EBITDA

Three Months Ended September 30, 2017:

(dollars in millions) (unaudited)

Three Months Ended
September 30, 2017
Pro Forma (10)
Net loss	$(38.6)
Plus:
Income tax benefit	(16.2)
Interest expense	71.4
Depreciation and amortization	135.2
Certain operating expenses (2)	3.7
Equity in loss of non-consolidated entities (3)	1.8
Cash distributions from non-consolidated entities (4)	6.5
Attributable EBITDA (5)	0.8
Investment expense	(16.6)
Other expense (6)	(0.6)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	0.1
Stock-based compensation expense (8)	(0.1)
Adjusted EBITDA (1)	$147.4
Adjusted EBITDA Margin (1)	12.5%
Total Revenues	$1,178.7
Net Earnings Margin (9)	-3.3%

Adjusted EBITDA (in millions) (1)
U.S. markets	$107.6
International markets	39.8
Total Adjusted EBITDA	$147.4

The select unaudited pro forma data for the three-month period ended September 30, 2017 removes the non-recurring direct incremental costs of the Odeon acquisition, the Carmike acquisition and the Nordic acquisition. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisition occurred on the date indicated. Reconciliations of the pro forma information to our historical financial information are provided in the tables below titled “Unaudited Pro Form Condensed Combined Financial Information.” Please refer to the August 1, 2017 Form 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Select historical and pro forma financial data:

 Nine Months Ended September 30, 2018 and Nine Months Ended September 30, 2017:

(dollars in millions), (unaudited)

	Nine Months Ended			Nine Months Ended
	September 30, 2018			September 30, 2017
	Actual			Pro Forma (10)
	US	International	Total	US	International	Total
Revenues
Admissions	$1,837.9	$684.8	$2,522.7	$1,707.2	$677.4	$2,384.6
Food and beverage	982.2	254.2	1,236.4	898.7	246.1	1,144.8
Other theatre	187.0	101.4	288.4	123.8	86.0	209.8
Total revenues	3,007.1	1,040.4	4,047.5	2,729.7	1,009.5	3,739.2

Operating costs and expenses
Film exhibition costs	996.6	280.1	1,276.7	899.8	286.8	1,186.6
Food and beverage costs	142.4	59.6	202.0	128.8	57.3	186.1
Operating expense	866.0	370.9	1,236.9	822.7	330.1	1,152.8
Rent	430.8	162.3	593.1	443.0	153.8	596.8
General and administrative:
Merger, acquisition and transaction costs	15.2	11.9	27.1	24.4	—	24.4
Other	84.7	50.9	135.6	67.8	50.1	117.9
Depreciation and amortization	285.6	112.8	398.4	293.7	106.5	400.2
Operating costs and expenses	2,821.3	1,048.5	3,869.8	2,680.2	984.6	3,664.8
Operating income	185.8	(8.1)	177.7	49.5	24.9	74.4
Other expense (income)	56.2	1.3	57.5	(2.1)	(0.2)	(2.3)
Interest expense	198.7	2.7	201.4	195.8	18.0	213.8
Non-cash NCM exhibitor service agreement	31.2	16.3	47.5	—	—	—
Equity in (earnings) loss of non-consolidated entities	(71.0)	(3.0)	(74.0)	200.1	(2.7)	197.4
Investment income	(7.4)	—	(7.4)	(22.3)	0.7	(21.6)
Total other expense	207.7	17.3	225.0	371.5	15.8	387.3
Earnings (loss) before income taxes	(21.9)	(25.4)	(47.3)	(322.0)	9.1	(312.9)
Income tax provision (benefit)	14.6	(1.4)	13.2	(128.2)	(0.1)	(128.3)

Net earnings (loss)	$(36.5)	$(24.0)	$(60.5)	$(193.8)	$9.2	$(184.6)

Attendance	190,542	74,296	264,838	177,808	81,899	259,707
Average Screens	8,032	2,667	10,699	8,083	2,557	10,640
Average Ticket Price	$9.65	$9.22	$9.53	$9.60	$8.27	$9.18

The select unaudited pro forma data for the nine-month period ended September 30, 2017 gives effect to the Nordic acquisition and theatre divestitures related to our Carmike acquisition, as if they had been completed on January 1, 2017. The pro forma data also removes the non-recurring direct incremental costs of the Odeon acquisition, the Carmike acquisition and the Nordic acquisition. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisition occurred on the date indicated. Reconciliations of the pro forma information to our historical financial information are provided in the tables below titled “Unaudited Pro Form Condensed Combined Financial Information.” Please refer to the August 1, 2017 Form 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Reconciliation of pro forma Adjusted EBITDA

Nine Months Ended September 30, 2017:

(dollars in millions) (unaudited)

Nine Months Ended
September 30, 2017
Pro Forma (10)
Net loss	$(184.6)
Plus:
Income tax benefit	(128.3)
Interest expense	213.8
Depreciation and amortization	400.2
Certain operating expenses (2)	15.2
Equity in loss of non-consolidated entities (3)	197.4
Cash distributions from non-consolidated entities (4)	33.1
Attributable EBITDA (5)	3.8
Investment income	(21.6)
Other income (6)	(1.8)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	24.4
Stock-based compensation expense (8)	3.9
Adjusted EBITDA (1)	$555.5
Adjusted EBITDA Margin (1)	14.9%
Total Revenues	$3,739.2
Net Earnings Margin (9)	-4.9%

Adjusted EBITDA (in millions) (1)
U.S. markets	$418.0
International markets	137.5
Total Adjusted EBITDA	$555.5

The select unaudited pro forma data for the nine-month period ended September 30, 2017 gives effect to the Nordic acquisition and theatre divestitures related to our Carmike acquisition, as if they had been completed on January 1, 2017. The pro forma data also removes the non-recurring direct incremental costs of the Odeon acquisition, the Carmike acquisition and the Nordic acquisition. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisition occurred on the date indicated. Reconciliations of the pro forma information to our historical financial information are provided in the tables below titled “Unaudited Pro Form Condensed Combined Financial Information.” Please refer to the August 1, 2017 Form 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Select Consolidated Constant Currency financial data (see Note 10):

Three Months Ended September 30, 2018 and Nine Months Ended September 30, 2018:

(dollars in millions) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2018			September 30, 2018
	Constant Currency (10)			Constant Currency (10)
	US	International	Total	US	International	Total
Revenues
Admissions	$539.0	$217.3	$756.3	$1,837.9	$642.6	$2,480.5
Food and beverage	301.4	85.1	386.5	982.2	239.1	1,221.3
Other theatre	55.2	31.0	86.2	187.0	95.5	282.5
Total revenues	895.6	333.4	1,229.0	3,007.1	977.2	3,984.3

Operating costs and expenses
Film exhibition costs	289.0	92.0	381.0	996.6	263.3	1,259.9
Food and beverage costs	43.9	20.2	64.1	142.4	56.0	198.4
Operating expense	283.5	120.1	403.6	866.0	349.3	1,215.3
Rent	152.1	52.6	204.7	430.8	152.6	583.4
General and administrative:
Merger, acquisition and transaction costs	9.0	9.4	18.4	15.2	12.0	27.2
Other	31.7	16.3	48.0	84.7	47.3	132.0
Depreciation and amortization	94.2	36.7	130.9	285.6	106.2	391.8
Operating costs and expenses	903.4	347.3	1,250.7	2,821.3	986.7	3,808.0
Operating income (loss)	(7.8)	(13.9)	(21.7)	185.8	(9.5)	176.3
Other expense (income)	54.6	(0.5)	54.1	56.2	1.1	57.3
Interest expense	67.8	6.0	73.8	198.7	17.8	216.5
Non-cash NCM exhibitor service agreement	10.3	—	10.3	31.2	—	31.2
Equity in earnings of non-consolidated entities	(67.4)	(2.8)	(70.2)	(71.0)	(3.2)	(74.2)
Investment income	(0.7)	—	(0.7)	(7.4)	—	(7.4)
Total other expense	64.6	2.7	67.3	207.7	15.7	223.4
Loss before income taxes	(72.4)	(16.6)	(89.0)	(21.9)	(25.2)	(47.1)
Income tax provision (benefit)	12.1	(1.0)	11.1	14.6	(1.5)	13.1
Net loss	$(84.5)	$(15.6)	$(100.1)	$(36.5)	$(23.7)	$(60.2)

Attendance	58,935	23,727	82,662	190,542	74,296	264,838
Average Screens	7,992	2,634	10,626	8,032	2,667	10,699
Average Ticket Price	$9.15	$9.16	$9.15	$9.65	$8.65	$9.37

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 10):

Three Months Ended September 30, 2018 and Nine Months Ended September 30, 2018:

(dollars in millions) (unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2018	September 30, 2018
	Constant Currency (10)	Constant Currency (10)
Net loss	$(100.1)	$(60.2)
Plus:
Income tax benefit	11.1	13.1
Interest expense	84.1	247.7
Depreciation and amortization	130.9	391.8
Certain operating expenses (2)	6.7	15.7
Equity in earnings of non-consolidated entities (3)	(70.2)	(74.2)
Cash distributions from non-consolidated entities (4)	3.1	30.9
Attributable EBITDA (5)	2.3	3.7
Investment income	(0.7)	(7.4)
Other income (6)	54.1	57.5
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	18.4	27.2
Stock-based compensation expense (8)	4.1	10.9
Adjusted EBITDA (1)	$143.8	$656.7

Adjusted EBITDA (in millions) (1)
U.S. markets	$105.0	$535.6
International markets	38.8	121.1
Total Adjusted EBITDA	$143.8	$656.7

1)

We present Adjusted EBITDA and Adjusted EBITDA Margin as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total Revenues. In evaluating Adjusted EBITDA and Adjusted EBITDA Margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted EBITDA Margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA and Adjusted EBITDA Margin are non-U.S. GAAP financial measures and should not be construed as an alternative to net earnings (loss) or net earnings (loss) margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA and Adjusted EBITDA Margin because we believe they provide management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA and Adjusted EBITDA Margin have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA and Adjusted EBITDA Margin:

•	do not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	exclude income tax payments that represent a reduction in cash available to us;

•	do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	do not reflect the impact of divestitures that were required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

During the three months ended September 30, 2018, we recorded equity in earnings related to our sale of all remaining NCM units of $28.9 million and a gain of $30.1 million related to the Screenvision merger. Equity in loss of non-consolidated entities also includes loss on the surrender (disposition) of a portion of our investment in NCM of $1.1 million during the nine months ended September 30, 2018. Equity in (earnings) loss of non-consolidated entities includes a lower of carrying value or fair value impairment loss of the held-for sale portion of our investment in NCM of $16.0 million for the nine months ended September 30, 2018. The nine months ended September 30, 2017 included an other-than-temporary impairment loss of $204.5 million, on our investment in NCM. The three months ended September 30, 2017 included a loss on the sale of NCM shares of $21.0 million. The impairment charges reflect recording our held-for-sale units and other-than-temporary impaired shares at the publicly quoted per share price on March 31, 2018 of $5.19 and June 30, 2017 of $7.42.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)

Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of our equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time we have made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Historical and Pro Forma Attributable EBITDA (Unaudited)

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2017	2017
(In millions)	Pro Forma	Pro Forma
Equity in (earnings) loss of non-consolidated entities	$1.8	$197.4
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre JV's	2.1	199.4
Equity in earnings (loss) of International theatre JV's	0.3	2.0
Income tax provision	—	0.1
Investment Income	(0.1)	(0.1)
Depreciation and amortization	0.6	1.8
Attributable EBITDA	$0.8	$3.8

Reconciliation of Constant Currency Attributable EBITDA (Unaudited)

	Constant Currency	Constant Currency
	Three Months Ended	Nine Months Ended
(In millions)	2018	2018
Equity in (earnings) loss of non-consolidated entities	$(70.2)	$(74.2)
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre JV's	(68.6)	(72.3)
Equity in earnings of International theatre JV's	1.6	1.9
Income tax provision	0.2	0.2
Investment income	(0.1)	(0.3)
Depreciation and amortization	0.6	1.9
Attributable EBITDA	$2.3	$3.7

6)	Other income for the three and nine months ended September 30, 2018 includes financing losses and financing related foreign currency transaction losses.

7)	Merger, acquisition and transition costs are excluded as it is non-operating in nature.

8)	Stock-based compensation expense is Non-cash or non-recurring expense included in General and Administrative: Other.

9)	Net Earnings (Loss) Margin is defined as Net Earnings (Loss) divided by Total Revenues

10)

The pro forma numbers and related reconciliation to historical numbers for the three and nine months ended September 30, 2017 appear elsewhere in these tables. The International segment information for the three and nine months ended September 30, 2018 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2017. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of AMC Entertainment Holdings, Inc. (“AMC”  or the “Company”) is presented to illustrate the estimated effects of (i) the acquisition of Nordic Cinema Group Holdings AB (“Nordic or the “Nordic Acquisition”); (ii) the issuance of $475,000,000 aggregate principal amount of 6.125% Senior Subordinated Notes due 2027 and £250,000,000 aggregate principal amount of 6.375% Senior Subordinated Notes due 2024 used to fund the Nordic Acquisition (clauses (ii), referred to as the “Financings”); (iii) the issuance of 20,330,874 shares ($640,423,000 at an offering price of $31.50 per share of the Company’s Class A Common Stock to repay the $350,000,000 aggregate principal amount of Bridge Loans incurred to partially finance the Carmike acquisition and for general and corporate purposes (the “2017 Equity Offering”) and (iv) the settlement the Company entered into with the United States Department of Justice, pursuant to which the Company agreed to divest theatres in 15 local markets where it has an overlap with Carmike (the “Theatre Divestitures”).

The pro forma financial information is based in part on certain assumptions regarding the foregoing transactions that we believe are factually supportable and expected to have a  continuing impact on our consolidated results. The unaudited pro forma condensed combined statements of operations for the three and nine months ended September 30, 2017 combine the historical consolidated statements of operations of the Company and Nordic, giving effect to the Nordic Acquisition, the Financings, the Theatre Divestitures and the 2017 Equity Offering as if they had been completed on January 1, 2017. The historical consolidated financial information for Nordic has been adjusted to comply with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The classification of certain items by Nordic under International Financial Reporting Standards (“IFRS”) has been modified in order to align with the presentation used by the Company under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts for Nordic have also been translated to U.S. dollars.

The unaudited pro forma condensed combined financial information has been prepared by the Company, as the acquirer, using the acquisition method of accounting in accordance with U.S. GAAP. The acquisition method of accounting is dependent upon certain valuation and other studies that have yet to commence or progress to  a stage where there is sufficient information for a definitive measurement. The assets and liabilities of Nordic have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable based on information that is currently available. The pro forma adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information prepared in accordance with the rules and regulations of the Securities and Exchange Commission.

The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that the Company and Nordic would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the Nordic Acquisition. The unaudited pro forma condensed combined financial information does not reflect any potential cost savings that may be realized as a result of the Nordic Acquisition and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings. No historical transactions between Nordic and the Company during the periods presented in the unaudited pro forma condensed combined financial statements have been identified at this time.

The unaudited pro forma condensed combined financial information does not give effect to the settlement we entered into with the United States Department of Justice, pursuant to which we agreed to divest most of our holdings and relinquish all of our governance rights in NCM, our joint venture for cinema screen advertising, and (ii) agreed to transfer 24 theatres with a  total of 384 screens to the network of Screenvision LLC, the cinema screen advertising business in which Carmike participates.

The Company previously filed unaudited pro forma condensed combined statements of operations in its 8-K/A on March 13, 2017,  Form 8-K on August 1, 2017,  August 4, 2017, and  November 6, 2017 and Form 8-K/A on December 4, 2017 and has updated Note 5 from the previously file 8-K/A and 8-K to include the pro forma impacts of the Nordic Acquisition, the Nordic Financing and the Theatre Divestitures for 2017.

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2017

(dollars in thousands)

	AMC
	Historical
	Three Months Ended	Pro Forma		AMC
	September 30, 2017	Adjustments		Pro Forma
		Note (5)
Revenues	$1,178,692	$—	(e)	$1,178,692
		—	(c)
		—	(d)
		—	(d)

Cost of operations	808,731	—	(e)	808,731
		—	(d)
		—	(d)
Rent	200,710	—	(f)	200,710
		—	(c)
		—	(c)
		—	(d)
		—	(d)
General and administrative:
Merger, acquisition and transaction costs	5,536	(46)	(a)	84
		(3,620)	(a)
		(1,786)	(a)

Other	32,764	—	(e)	32,764
Depreciation and amortization	135,236	—	(e)	135,236
		—	(c)
		—	(d)
		—	(d)
Operating costs and expenses	1,182,977	(5,452)		1,177,525
Operating income	(4,285)	5,452		1,167
Other expense (income)	(586)	—		(586)
Interest expense	71,324	—	(e)	71,324

		—	(c)
		—	(c)
		—	(c)
		—	(d)
Equity in (earnings) loss of non-consolidated entities	1,822	—		1,822
Investment income	(16,623)	—	(c)	(16,623)
Total other expense	55,937	—		55,937
Earnings (loss) before income taxes	(60,222)	5,452		(54,770)
Income tax provision (benefit)	(17,562)	1,412	(b)	(16,150)
Net earnings (loss)	$(42,660)	$4,040		$(38,620)

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2017

(dollars in thousands)

	AMC	Nordic
	Historical	Historical
	Nine Months Ended	Nine Months Ended	Pro Forma		AMC
	September 30, 2017	September 30, 2017	Adjustments		Pro Forma
Note (5)
Revenues	$3,662,385	$94,850	$(2,544)	(e)	$3,739,181
			32	(c)
			(6,782)	(d)
			(8,760)	(d)

Cost of operations	2,475,608	59,418	(2,030)	(e)	2,525,544
			(965)	(d)
			(6,487)	(d)
Rent	590,908	9,562	(446)	(e)	596,828
			39	(c)
			(652)	(c)
			(1,080)	(d)
			(1,503)	(d)
General and administrative:
Merger, acquisition and transaction costs	57,239	3,162	(4,279)	(a)	24,427
			(29,909)	(a)
			(1,786)	(a)
Other	113,367	4,553	(52)	(e)	117,868
Depreciation and amortization	393,866	4,919	(172)	(e)	400,145
			2,107	(c)
			(226)	(d)
			(349)	(d)
Impairment of long-lived assets	—	—	—		—
Operating costs and expenses	3,630,988	81,614	(47,790)		3,664,812
Operating income	31,397	13,236	29,736		74,369
Other expense (income)	(2,258)	—	—		(2,258)

Interest expense	203,350	15,033	(69)	(e)	213,853
			(14,886)	(c)
			6,441	(c)
			4,032	(c)
			(48)	(d)
Equity in (earnings) loss of non-consolidated entities	199,119	(1,813)	—		197,306
Investment income	(21,631)	(45)	116	(c)	(21,560)
Total other expense	378,580	13,175	(4,414)		387,341
Earnings (loss) before income taxes	(347,183)	61	34,150		(312,972)
Income tax provision (benefit)	(136,389)	1,180	9,760	(b)	(128,325)
			(2,928)	(c)
			52	(e)
Net earnings (loss)	$(210,794)	$(1,119)	$27,266		$(184,647)

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS BY SEGMENT

THREE MONTHS ENDED SEPTEMBER 30, 2017

(dollars in thousands)

	AMC	Historical				Historical
	Historical	Nordic, Odeon &	U.S. Markets			Nordic, Odeon &	International Markets
	Three Months Ended	Legacy AMC	Pro Forma		Pro Forma	Legacy AMC	Pro Forma		Pro Forma
	September 30, 2017	International Theatre	Adjustments		U.S. Markets	International Theatre	Adjustments		International Markets
			Note (5)				Note (5)
Revenues	$1,178,692	$(332,961)	$—	(d)	$845,731	$332,961	$—	(f)	$332,961
			—	(d)			—	(d)
Cost of operations	808,731	(225,393)	—	(d)	583,338	225,393	—	(f)	225,393
			—	(d)

Rent	200,710	(52,545)	—	(d)	148,165	52,545	—	(f)	52,545
			—	(d)			—	(d)
							—	(d)
General and administrative:
Merger, acquisition and transaction costs	5,536	(1,832)	(3,620)	(a)	84	1,832	(46)	(b)	—
							(1,786)
Other	32,764	(15,827)	—		16,937	15,827	—	(f)	15,827
Depreciation and amortization	135,236	(36,336)	—	(d)	98,900	36,336	—	(f)	36,336
			—				—	(d)
Operating costs and expenses	1,182,977	(331,933)	(3,620)		847,424	331,933	(1,832)		330,101
Operating income	(4,285)	(1,028)	3,620		(1,693)	1,028	1,832		2,860
Other expense (income)	(586)	223	—		(363)	(223)			(223)
Interest expense	71,324	(6,540)	—	(c)	64,784	6,540	—	(f)	6,540
			—	(c)			—	(d)
			—	(d)
Equity in (earnings) loss of non-consolidated entities	1,822	836	—		2,658	(836)			(836)
Investment income	(16,623)	74	—		(16,549)	(74)	—	(d)	(74)
Total other expense	55,937	(5,407)	—		50,530	5,407	—		5,407

Earnings (loss) before income taxes	(60,222)	4,379	3,620		(52,223)	(4,379)	1,832		(2,547)
Income tax provision (benefit)	17,562	(1,312)	1,412	(b)	17,662	1,312	—	(f)	1,312
							—
Net earnings (loss)	$(42,660)	$5,691	$2,208		$(34,561)	$(5,691)	$1,832		$(3,859)

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS BY SEGMENT

NINE MONTHS ENDED SEPTEMBER 30, 2017

(dollars in thousands)

	AMC	Historical				Historical	Nordic
	Historical	Nordic, Odeon &	U.S. Markets			Nordic, Odeon &	Historical	International Markets
	Nine Months Ended	Legacy AMC	Pro Forma		Pro Forma	Legacy AMC	Nine Months Ended	Pro Forma		Pro Forma
	September 30, 2017	International Theatre	Adjustments		U.S. Markets	International Theatre	September 30, 2017	Adjustments		International Markets
			Note (5)					Note (5)
Revenues	$3,662,385	$(917,141)	$(6,782)	(d)	$2,729,702	$917,141	$94,850	$(2,544)	(e)	$1,009,479
			(8,760)	(d)				32	(c)
Cost of operations	2,475,608	(616,847)	(965)	(d)	1,851,309	616,847	59,418	(2,030)	(e)	674,235
			(6,487)	(d)

Rent	590,908	(145,285)	(1,080)	(d)	443,040	145,285	9,562	(446)	(e)	153,788
			(1,503)	(d)				39	(c)
								(652)	(c)
General and administrative:
Merger, acquisition and transaction costs	57,239	(2,903)	(29,909)	(a)	24,427	2,903	3,162	(4,279)	(a)	—
								(1,786)	(a)

Other	113,367	(45,599)	—		67,768	45,599	4,553	(52)	(e)	50,100
Depreciation and amortization	393,866	(99,599)	(226)	(d)	293,692	99,599	4,919	(172)	(e)	106,453
			(349)	(d)				2,107	(c)
Operating costs and expenses	3,630,988	(910,233)	(40,519)		2,680,236	910,233	81,614	(7,271)		984,576
Operating income	31,397	(6,908)	24,977		49,466	6,908	13,236	4,759		24,903
Other expense (income)	(2,258)	191	—		(2,067)	(191)	—			(191)
Interest expense	203,350	(18,443)	6,441	(c)	195,332	18,443	15,033	(69)	(e)	18,521
			4,032	(c)				(14,886)	(c)
			(48)	(d)
Equity in (earnings) loss of non-consolidated entities	199,119	944	—		200,063	(944)	(1,813)			(2,757)
Investment income	(21,631)	(171)	—		(21,802)	171	(45)	116	(c)	242
Total other expense	378,580	(17,479)	10,425		371,526	17,479	13,175	(14,839)		15,815
Earnings (loss) before income taxes	(347,183)	10,571	14,552		(322,060)	(10,571)	61	19,598		9,088
Income tax provision (benefit)	(136,389)	(1,606)	9,760	(b)	(128,235)	1,606	1,180	52	(e)	(90)
								(2,928)	(c)
Net earnings (loss)	$(210,794)	$12,177	$4,792		$(193,825)	$(12,177)	$(1,119)	$22,474		$9,178

5. Pro Forma Adjustments (dollars in thousands)

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the Nordic acquisition, the Financings, the Theatre Divestitures and the 2017 Equity Offering were completed on January 1, 2017 for statement of operations purposes.

(a)Adjustment to remove the non-recurring direct incremental costs of the Odeon acquisition, the Carmike acquisition and the Nordic Acquisition which are reflected in the historical financial statements of the Company, Odeon, Carmike and Nordic.

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017
Remove the Company’s costs	$(3,620)	$(29,909)
Remove Odeon’s costs	(1,786)	(1,786)
Remove Nordic’s costs	(46)	(4,279)

(b)Adjustment to record tax benefit in U.S. tax jurisdictions for the Company at the Company’s effective income tax rate of 39%. Income and expenses recorded historically by Nordic were not significantly tax effected in foreign jurisdictions as a result of available unrecorded deferred tax assets including net operating loss carryforwards. As a result pro forma adjustments do not result in significant amounts of additional income tax expense or benefit in these foreign jurisdictions.

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017
Record tax effect in U.S. tax jurisdiction	$1,412	$9,760

(c)Adjustment to Nordic revenues and expenses as a result of fair value.

Nine Months Ended
September 30, 2017
Revenues related to breakage income (adjustments are components of Other Revenues)	$32
Straight line rent expense	39
Unfavorable lease amortization	(652)
Depreciation and amortization	2,107
Remove Nordic historical interest expense	(14,886)
Remove Nordic historical investment income	116
Interest expense on $475 million 6.125% Senior Subordinated Notes due 2027	6,441
Interest expense on £250 million 6.375% Senior Subordinated Notes due 2024	4,032
Income tax adjustment related to Nordic adjustments	(2,928)

(d)Adjustment Relating to Department of Justice Proposed Divestitures

Adjustments to remove Carmike and AMC historical revenues and expenses for theatres in markets that must be divested in connection with the Department of Justice proposed final judgement whereby we expect to sell certain of our theatres and certain Carmike theatres are reflected in the pro forma financial statements as those planned disposals are identifiable and factually supportable at this time. We believe that the reasonably possible effects on the financial statements for the divestitures are as follows ($ in thousands):

Nine Months Ended
AMC Theatres	September 30, 2017
Revenues	$(6,782)
Cost of operations	(965)
Rent	(1,080)
Depreciation and amortization	(226)

Admissions	$4,007
Food & beverage	2,526
Other	249
Total revenues (1)	$6,782

Film exhibition costs	$2,168
Food & beverage costs	309
Operating expense	(1,512)
Cost of operations (2)	$965

Carmike Theatres
Revenues	$(8,760)
Cost of operations	(6,487)
Rent	(1,503)
Depreciation and amortization	(349)
Interest expense	(48)

Admissions	$5,155
Food & beverage	3,469
Other	136
Total revenues (3)	$8,760

Film exhibition costs	$2,797
Food & beverage costs	592
Operating expense	3,098
Cost of operations (4)	$6,487

(e)Adjustment to remove revenues and expenses included in the AMC historical period from the date of the Nordic Acquisition on March 28, 2017 through September 30, 2017.

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